Exhibit 99.1

N E W S   R E L E A S E

Contact:

Phillip C. Bowman, CEO
Kevin P. Huffman, President, COO
Telephone:  (301) 352-3120
Website: www.twsb.com

Charles A. Dukes, Jr. Named to WSB Holdings and Washington Savings Bank, F.S.B., Board of Directors

BOWIE, MD — February 25, 2008, WSB Holdings, Inc. (Nasdaq: “WSB”), today announced the election of Charles A. Dukes, Jr., to its Board of Directors.

Dukes, known for his leadership in commercial real estate, is Chairman of the Executive Committee to one of Maryland’s largest and most successful real estate advisory services companies, that has firmly established itself as Maryland’s most formidable commercial real estate company. He is actively involved in economic development and planning for Prince Georges County as well as the suburban metro area. He serves on many prominent boards and committees including:

        •      Chairman, Board of Directors -Prince George’s County Economic Development Corporation;

        •      Board of Directors, Executive Committee; Chair. Transportation Committee — Greater Washington Board of Trade;

        •      President, Life Director - Prince George’s Chamber of Commerce

        •      Chairman - Maryland National Capital Park & Planning Commission

“We are extremely pleased to welcome Charlie to the WSB Holdings and Washington Savings Bank, F.S.B. Board(s) of Directors,” said Phillip C. Bowman, CEO. “In addition to bringing decades of proven leadership skills and extensive business expertise to the board, Charlie understands and cares about the communities we serve. He and WSB share the same commitment to business principles and values, as well as a deep commitment to strengthening the community through public service with personal involvement. Charlie will be a significant asset to WSB and we’re excited to have him join our board.”

“It is an honor and privilege to be asked to serve on the WSB Holdings and Washington Savings Bank’s boards,” Dukes said. “WSB has unique opportunities within this marketplace. It offers a level of professional service and financial ability that is desired by families and businesses in choosing their bank, yet it maintains a local hometown bank feel and dedication to community. I am proud to join such an institution.”

No stranger to the banking industry, Dukes previously served as the CEO of the John Hanson Savings Bank of Maryland, based in Beltsville.

Mr. Dukes is currently President - Doctors Community Hospital Foundation, and Member of the Board of Directors, YMCA of Metropolitan Washington.

A graduate of Duke University and Georgetown Law Center, Dukes resides in Hyattsville with his wife.

Washington Savings Bank contributes financial and volunteer assistance to numerous nonprofit institutions and organizations that assist people in need and enhance the quality of life in the Washington, Baltimore, Annapolis, and Southern Maryland communities. Through its five banking offices in Anne Arundel, Prince Georges, and Charles counties Washington Savings Bank serves the banking needs of individuals as well as small and middle market businesses. In 2008, the Bank completed the formation of WSB Holdings. The Bank’s parent company, WSB Holdings, Inc., trades on the NASDAQ Global Market under the ticker symbol “WSB,” and reported total assets of $453 million at December 31, 2007.